EXHIBIT 2.4
                         CAPITAL CONTRIBUTION AGREEMENT

                  CAPITAL CONTRIBUTION AGREEMENT (this "Agreement"), dated as of November 26, 1997, by and between Mrs. Fields' Holding Company, Inc., a Delaware corporation ("MFH"), and The Mrs.
Fields' Brand, Inc., a Delaware corporation ("Brand").


                              W I T N E S S E T H:

     WHEREAS, MFH has acquired certain Series A Cumulative Preferred Stock (the "Preferred Stock") of Brand;

     WHEREAS, MFH desires to contribute the Preferred Stock, together with any accrued but unpaid dividend (together, the "Capital Contribution"), to Brand as a capital contribution; and

     WHEREAS, the parties intend for the Capital Contribution to be a tax-free capital contribution for federal income tax purposes.

     NOW, THEREFORE, in consideration of the mutual agreements set forth herein:

          1 MFH does hereby make the Capital Contribution to the capital of Brand.

          2 Brand hereby accepts the Capital Contribution from MFH and cancels the preferred stock so contributed.

     This Agreement shall inure to the benefit of MFH and Brand and their respective successors and assigns and shall be binding upon MFH and Brand and their respective successors and assigns, effective immediately upon its delivery. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of law rules thereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same agreement.



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     IN WITNESS  WHEREOF,  the parties  hereto have duly  executed  this Capital
Contribution Agreement as of the day and year first above written.


                                              MRS. FIELDS' HOLDING COMPANY, INC.



                                                          By:___/s/ Michael Ward
                                                              Name: Michael Ward
                                                           Title: Vice President


                                                    THE MRS. FIELDS' BRAND, INC.



                                                            By: /s/ Michael Ward
                                                              Name: Michael Ward
                                                           Title: Vice President